Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2022, with respect to the consolidated financial statements of Brigham Minerals, Inc., and the effectiveness of internal control over financial reporting incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the consent solicitation statement/proxy statement/prospectus.

/s/ KPMG LLP

Austin, Texas

November 11, 2022